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[Insilco Logo]
                                                   Insilco Corporation
                                                   425 Metro Place N.
                                                   Fifth Floor
                                                   Box 7196
                                                   Dublin, Ohio 43017
                                                   (614) 792-0468
                                                   (614) 791-3197 (Fax)

EXCELLENCE IN ELECTRONICS, TELECOMMUNICATIONS, AUTOMOTIVE, PUBLISHING
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                                  NEWS RELEASE

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FOR IMMEDIATE RELEASE

                                            CONTACT:  DAVID KAUER
                                                  VICE PRESIDENT AND TREASURER
                                                  (614) 792-0468

        INSILCO CORPORATION SELLS $150 MILLION SENIOR SUBORDINATED NOTES
         EXTENDS TENDER OFFER FOR ITS COMMON SHARES TO AUGUST 12, 1997

     COLUMBUS, OHIO, AUGUST 8, 1997 -- INSILCO CORPORATION (NASDAQ:INSL) announced today that it sold $150,000,000 of 10.25% Senior Subordinated Notes due 2007 in a private placement. The closing on the sale of the Notes, which is subject to usual and customary closing conditions, is expected to occur on August 12, 1997.

     The Company also announced that it had extended the expiration date of its offer to purchase for cash up to 2,857,142 shares of its common stock at $38.50 per share. The Company said the tender offer, which commenced on July 11, 1997, was extended to 5:00 p.m., New York City time, August 12, 1997, in order to coincide with the expected closing on the sale of the Notes.

     As of 5:30 p.m., New York City time, on Thursday, August 7, 1997, approximately 2,608,020 shares had been tendered and not withdrawn under the tender offer.

     Insilco Corporation, based in suburban Columbus Ohio, is a diversified manufacturer of industrial components and a supplier of specialty publications. The Company's industrial business units serve the automotive, electronics, telecommunications and other industrial markets, and its publishing business principally serves the school yearbook market. It had revenues in 1996 of $572 million.

Investor Relations Contact: David A. Kauer, (614) 792-0468 or write to Insilco Corporation, Investor Relations, 425 Metro Place North, Box 7196, Dublin, Ohio 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860.

These securities have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under such Act or an applicable exemption from registration requirements.

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